EXHIBIT 11

Kirkpatrick & Lockhart LLP                       1800 Massachusetts Avenue, N.W.
                                                 Second Floor
                                                 Washington, D.C. 20036-1800
                                                 202.778.9000
                                                 www.kl.com


ARTHUR C. DELIBERT
(202) 778-9042
DELIBEAC@KL.COM



                                December 19, 2000



Legg Mason Global Trust, Inc.
100 Light Street
Baltimore, Maryland 21202


Ladies and Gentlemen:

         You have requested our opinion, as counsel to Legg Mason Global Trust, Inc. (the "Company"), a Maryland corporation that includes, as a series, Legg Mason Europe Fund (the "Acquiring Fund"), as to certain matters regarding the Shares of the Acquiring Fund to be issued in the reorganization of Bartlett Value International Fund (the "Acquired Fund"), a series of Bartlett Capital Trust (the "Trust"), a Massachusetts business trust, into the Acquiring Fund, as provided for in the Agreement and Plan of Reorganization and Termination between the Company, on behalf of the Acquiring Fund, and the Trust, on behalf of the Acquired Fund (the "Agreement"). The Agreement provides for the Acquired Fund to transfer its assets to the Acquiring Fund in exchange solely for the issuance of Shares and the Acquiring Fund's assumption of the liabilities of the Acquired Fund. (As used in this letter, the term "Shares" means the Class A, Primary Class and Institutional Class shares of common stock of the Acquiring Fund issued in fulfillment of the Agreement.)

         As such counsel, we have examined certified or other copies, believed by us to be genuine, of the Company's Articles of Incorporation, dated December 31, 1992, as supplemented August 1, 1994, November 10, 1994 and February 15,

Legg Mason Global Trust, Inc.
December 19, 2000
Page 2


1996, and amended April 11, 1995, June 6, 1996, June 30, 1999, September 14, 1999 and December 11, 2000, and Bylaws, dated December 31, 1992, and such other documents relating to its organization and operation as we have deemed relevant to our opinion, as set forth herein. Our opinion is limited to the laws and facts in existence on the date hereof, and it is further limited to the laws (other than the conflict of law rules) of the State of Maryland that in our experience are normally applicable to the issuance of shares by corporations and to the Securities Act of 1933, as amended (the "1933 Act"), the Investment Company Act of 1940, as amended (the "1940 Act"), and the rules and regulations of the Securities and Exchange Commission (the "SEC") thereunder.

         Based on the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized by the Company and that, when issued and sold in accordance with the terms contemplated by the Company's registration statement on Form N-14 ("Registration Statement"), including receipt by the Company of full payment for the Shares and compliance with the 1933 Act and the 1940 Act, the Shares will have been legally issued, fully paid, and non-assessable.

         We hereby consent to this opinion accompanying the Registration Statement when it is filed with the SEC and to the reference to our firm in the Registration Statement.

                                                  Very truly yours,



                                                  KIRKPATRICK & LOCKHART LLP